Exhibit 10.8

MaxsMaking Inc.

[   ], 2024

[   ]

Re: Independent Director Offer Letter

Dear Ms./Mr. [    ]:

MaxsMaking Inc., a BVI business company (the “Company”, “we”, “us” or similar terminology), is pleased to offer you positions as a member of its Board of Directors (the “Board”) and member of each of the [audit Committee, compensation committee, and nominating and corporate governance committee] of the Board (collectively, the “Committees”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board and the Committees. Should you choose to accept the positions as a member of the Board and the Committees, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company.

1. Term. This Agreement is effective as of the date of effectiveness (the “Effective Date”) of the Company’s registration statement for its initial public offering (the “IPO”). Your term as independent director of the Board and member of the Committees shall continue subject to the Company’s memorandum and articles of association (as amended and/or restated from time to time) and the provisions in Section 9 below, until your successor is duly appointed and qualified. You shall stand for re-appointment to the Board each year at the annual shareholder’s meeting and upon re-appointment, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board and as a member of the Committees (hereinafter, your “Duties”). The Duties shall include those customary for a board member and a member of an [audit committee, compensation committee, and nominating and corporate governance committee] of a Nasdaq-listed public company. During the term of this Agreement, you shall adhere to all applicable fiduciary duties and other laws, rules and regulations, and shall attend and participate in such number of meetings of the Board and of the Committees as regularly or specially called. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board and the Committees (and the Company’s officers, as needed) regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4. Compensation.

a. Annual Cash Retainer. Commencing on the Effective Date, you shall receive cash compensation of US$[ ] for each calendar year of service under this Agreement on a pro-rated basis, payable in arrears on an [quarterly] basis, with the initial payment due [on the three month anniversary of the Effective Date].

b. Annual RSU Grant.

i. The equity compensation set forth below will be granted under an Equity Incentive Plan, as amended and restated from time to time, or any successor equity incentive plan adopted by the Company (the “Plan”). We expect to adopt the Plan [in connection with/following] our IPO.

ii. Following the date of effectiveness of the Company’s registration statement (the “Effective Date”) for the IPO, you will be granted Restricted Share Units having a grant date value of US$[ ] (the “Annual RSU Grant”) at the Effective Date and, in each year following the Effective Date, on the date of the Company’s annual shareholder meeting.

iii. The number of RSUs subject to each Annual RSU Grant will be equal to: (A) US$[ ], divided by (B) the average quoted closing trading price of the Company’s ordinary shares during the thirty (30) calendar days preceding and including the grant date, rounded down to the nearest whole share. Notwithstanding the foregoing, the number of RSUs subject to the Annual RSU Grant at the Effective Date shall be equal to (x) US$[ ], divided by (y) the Company’s IPO share offer price.

iv. The Annual RSU Grant will vest in four (4) approximately equal quarterly tranches, with the final tranche vesting on the first anniversary of the grant date, subject to your continuous Board service on each applicable vesting date.

v. The remaining terms and conditions of each Annual RSU Grant, including transferability restrictions, will be as set forth in the Plan or the RSU award agreement.

Notwithstanding the foregoing to the contrary, all fees are subject to approval and/or change as deemed appropriate by the Board of Directors. You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).

5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors insurance policy, if any.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and (iii) Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality provisions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and (iv) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 9 herein).

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

8.  Non-Solicitation. During the term of your appointment, you shall not solicit for employment any employee of the Company with whom you have had contact due to your appointment.

9.  Termination and Resignation. Your membership on the Board and on the Committees may be terminated in accordance with the provisions of the memorandum and articles of the Company as amended from time to time. You may also terminate your membership on the Board or on the Committees for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

10. Governing Law; Arbitration. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in the State of New York. All disputes with respect to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its arbitration rules applicable hereto, and the parties agree to be bound by the final award of the arbitrator in any such proceeding. Arbitration shall be held in the AAA New York City Office or such other place as the parties may mutually agree. The number of arbitrators shall be one.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your fraud, willful default, gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13. Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you to be employed by the Company.

14. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of any questions arising under this Agreement.

[Signature Page Follows]

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

MaxsMaking Inc.

By:
Name: Xiaozhong Lin
Title: Chairman of the Board of Directors

AGREED AND ACCEPTED:

Name: [ ]

[Signature Page to Independent Director Offer Letter]